UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-54867 (Commission File Number)	80-0671280 (I.R.S. Employer of Incorporation)

2435 Dixie Highway
Wilton Manors, FL 33305

(Address of principal executive offices, including zip code)

(954) 947-6133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On April 18, 2019 our Board of Directors appointed Elzie Lee (“LZ”) Granderson and Robert Tull to our Board of Directors. In connection with such appointments, we will issue 1,000,000 shares of our restricted common stock to each of Mr. Granderson and Mr. Tull. We also agreed to pay each of Mr. Granderson and Mr. Tull an annual fee of $25,000 in common stock payable in monthly installments on a pro-rata basis and valued based on the 5 trading day volume weighted average price for our common stock during the last five trading days preceding the month of payment. The shares will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2019 we increased the size of our Board of Directors to seven persons and appointed LZ Granderson and Robert Tull to the vacant director positions created thereby. In connection with such appointments, we agreed to issue 1,000,000 shares of our restricted common stock to each of LZ Granderson and Robert Tull. We also agreed to pay each of them an annual fee of $25,000, payable in stock, for serving as a director (the “Annual Fee”). We also granted each of Mr. Granderson and Mr. Tull the right to participate in the commission program we intend to establish with respect to direct (20% commissions) and indirect (10% commissions) sales related to our LGBT Loyalty Sponsorship Programs, the terms of which will be set forth in separate agreements between us and each of Messrs. Granderson and Tull.

LZ Granderson, age 47, is an award winning journalist, co-host of ESPNLA 710’s Mornings with Keyshawn, LZ and Travis, and a writer for ESPN’s The Undefeated, a platform devoted to the exploration of the mix of race, sports and culture. He began his professional career as an editor for ESPN’s The Magazine helping to oversee its NBA and tennis coverage. He also co-created, produced and served as host for several other programs which have aired on ESPN. As a senior writer at ESPN, Mr. Granderson has maintained a regular column at ESPN and has served as a contributing commentator on ESPN’s Outside the Lines, Around the Horn and Sportscenter. He has worked for several newspapers, including the Atlanta Journal Constitution, the South Bend Tribune and the Grand Rapids Press, where he primarily covered sports, politics, education and entertainment. In 2016, he was inducted into the National Lesbian and Gay Journalist Association Hall of Fame and recently joined the Marvel Studios digital team. In addition to his current roles at ESPN, Mr. Granderson is a sports columnist for the Los Angeles Times and a contributor to CNN. Previously, he also served as a political analyst for ABC. Other notable achievements by Mr. Granderson include his having been named the 2011 Journalist of the Year by the National Lesbian Gay Journalist Association, a Hechinger Institute Fellow at Columbia University, an Institute of Politics Teaching Fellow at The University of Chicago, a founding member of ESPN’s Executive Diversity Task Force, an Online Journalism Award Finalist for Commentary, a National Association of Black Journalists Excellence in Journalism Finalist, a Winner of Online Journalism Award given by the Gay and Lesbian Alliance Against Defamation, a Human Rights Campaign Visibility Award and a Gay, Lesbian, Straight Education Hero Network Award. We believe that Mr. Granderson is qualified to serve on our Board of Directors based upon his industry and professional background.

Robert Tull, age 66, has been a recognized expert in the Exchange Traded Fund (“ETF”) market since 1993 providing consulting services to issuers and governments on ETF infrastructure support. Mr. Tull will be leading in the creation and execution of our LGBTQ Preference Index. He is a named inventor on multiple security patents involving exchange-traded products, and he has been successful in presenting innovative registrations to the SEC since 1994. From 2005 to 2019, he has been a consultant to many ETF issuers in the U.S. and international markets. From 2000 to 2005, Mr. Tull was the Vice President of New Product Development at the American Stock Exchange LLC (AMEX) and Executive Director of AMEX ETF Services, the international ETF consulting arm of the AMEX. During his tenure there, he led the development of over 275 ETFs across equities, commodities, currencies, money markets, active strategies, and fundamental and factor indexes. From 1996 to 2000, he held several senior roles at Deutsche Bank including Managing Director and COO of Bankers Trust Global Custody, Benefit Payments and Master Trust business units. From 1982 to 1996 he was employed at Morgan Stanley and was responsible for the development, operations and systems management needs of various trading and fee-based business units including bullion trading and Morgan Stanley Trust Company. From 1991 to 1996 his accomplishments included the ETP development of WEBs and OPALS. Mr. Tull also served as head of bullion operations at Drexel Burnham Lambert Trading Corporation from April to September of 1982. From 1980 to April 1982, he was a bullion trader at Phibro responsible for scrap gold, physical silver sales to coin dealers and refining and transportation of scrap bullion. We believe that Mr. Tull is qualified to serve on our Board of Directors based upon his business background and expertise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date: April 23, 2019	By:	/s/ Robert A. Blair
	Name:	Robert A. Blair
	Title:	Chief Executive Officer

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